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               UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington D.C. 20549

                                   FORM 8-K

                                CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d)
                    OF THE SECURITIES EXCHANGE ACT OF 1934

                               OCTOBER 17, 1996

                            AMCORE FINANCIAL, INC.
            ------------------------------------------------------
            (Exact name of registrant as specified in its charter)



                        Commission file number 0-13393


NEVADA                                                   36-3183870
------                                                   ----------
(State or other jurisdiction of                    (I.R.S. Employer
incorporation or organization)               Identification Number)


                 501 Seventh Street, Rockford, Illinois 61104
                 --------------------------------------------
                                (815) 968-2241







                                 Page 1 of 4
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ITEM 5.   OTHER EVENTS

On October 3, 1996, AMCORE Financial, Inc. (AMCORE) and Country Bank Shares Corporation, based in Mount Horeb, Wisconsin (CBSC) announced the signing of a letter of intent for AMCORE to acquire CBSC. The merger is expected to be accounted for as a pooling of interests, with the shareholders of CBSC receiving 4.3267 shares of AMCORE common stock in exchange for their stock. CBSC is a four-bank holding company with one merger now in progress. The agreement with CBSC is contingent upon the completion of their acquisition of Belleville Bancshares Corporation. CBSC will have nine locations in south-central Wisconsin, with assets of approximately $285 million.

The transaction is subject to normal regulatory approvals and the approvals of CBSC shareholders and AMCORE's board of directors.





                                  SIGNATURE


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.







                                        AMCORE FINANCIAL, INC.



                                        /s/ John R. Hecht
                                        ---------------------------
                                            John R. Hecht
                                            Senior Vice President &
                                            Chief Financial Officer



Date:  October 17, 1996
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Date:       October 3, 1996

Contact:    Ben Rubendall
            815-961-7164

                                                        AMCORE
                                                        FINANCIAL, INC.

           AMCORE FINANCIAL, INC. POISED TO ENTER WISCONSIN MARKET,
               SIGNS LETTER OF INTENT WITH COUNTRY BANK SHARES
                 CORPORATION BASED IN MOUNT HOREB, WISCONSIN


        ROCKFORD, IL - AMCORE Financial, Inc., announced today that it has entered into a letter of intent for the acquisition of Country Bank Shares Corporation, based in Mount Horeb, Wis. Upon completion of the merger, AMCORE will join the ranks of interstate banking companies.

        Under the terms of the agreement, shareholders of Country Bank Shares will receive 4.3267 shares of AMCORE common stock for each share of the Wisconsin company. CBSC currently has approximately 440,000 shares outstanding.

        CBSC has nine locations and assets of $285 million. AMCORE has 38 locations and assets of $2.76 billion. AMCORE will have assets in excess of $3 billion and 47 locations in two states following its merger with Country Bank Shares.

        "The agreement we have reached is also contingent upon Country Bank Shares completing the acquisition of Belleville Bancshares Corporation, which is now in progress," said Robert J. Meuleman, president and chief executive officer of AMCORE. "In addition we still must complete our due diligence examination and obtain the necessary regulatory approvals.

        "We expect this transaction to be completed by the second quarter of 1997, and we are excited about the opportunities that will come with a greater presence in Wisconsin", Meuleman added.

        "We feel that this transaction represents a natural extension of our commitment to northern Illinois and southern Wisconsin," Meuleman said. "Country Bank Shares is a well-managed institution that is a proven leader in its market areas.

        "The Wisconsin market is especially interesting to us. The region served by Country Bank Shares is one of the most dynamic areas of the state," Meuleman said. "The experience we have gained in serving metropolitan areas such as Rockford and the Chicago suburban market will be valuable as we enter the rapidly growing region around Madison.
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        "In addition, as the third largest agricultural lender in Illinois, we have an understanding of the needs of the people and businesses in some of the smaller communities which Country Bank Shares serves," Meuleman said.

        "A combination with AMCORE offers a number of advantages to both our shareholders and our customers," said Neal H. Brunner, president of Country Bank Shares. "We will be converting a stock that is not listed and has limited trading volume, for a NASDAQ-listed stock that will give our shareholders access to the greater liquidity of a national stock market.

        "Our customers will benefit from the broader range of products and services we will be able to offer by joining with a larger, more diversified financial services provider," Brunner said. "AMCORE's wide range of affiliates, including trust, mortgage, and mutual funds will be beneficial for our customers.

        "Also, we are pleased with AMCORE's reputation for strong community involvement and its corporate culture, which emphasizes employee development and a commitment to customer service," Brunner said.

        The banks owned by Country Bank Shares include: State Bank of Mount Horeb (located about 13 miles west of Madison), Citizens State Bank of Clinton, Montello State Bank, and State Bank of Argyle. Belleville State Bank, subject to regulatory approval, is in the process of being merged into Country Bank Shares.

        In addition to its banking operations, AMCORE also has seven primary financial service subsidiaries: a trust company, a mortgage company, a full-service broker-dealer, a capital management company, a collection agency, a consumer finance company, and an insurance agency. AMCORE common stock is listed on NASDAQ under the symbol "AMFI". Additional information about the company is available on AMCORE's Internet home page at http://www.amcore.com.


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